Exhibit 99.3

Pathfinder Acquisition Corporation

1950 University Avenue

Suite 350

Palo Alto, CA 94303

Consent to Reference in Proxy Statement/Prospectus

Pathfinder Acquisition Corporation (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement, including all amendments and post-effective amendments or supplements thereto, as a future member of the board of directors of Movella Holdings Inc., such appointment to commence upon the effective time of the merger described in the proxy statement/prospectus.

Sincerely,

/s/ David Chung
Name:	David Chung
Date:	December 4, 2022